Exhibit 99.1

NEWS RELEASE

Astronics Corporation · 130 Commerce Way · East Aurora, NY · 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Announces Acquisition of PECO Inc.

EAST AURORA, N.Y., May 28, 2013 — Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today announced that it has entered into a definitive agreement to acquire the outstanding shares of PECO Inc. (PECO) for approximately $136 million in cash. The agreement is expected to close in late June 2013, and is subject to certain conditions, including a review under the Hart-Scott-Rodino Antitrust Improvements Act and the successful arrangement of debt financing by Astronics.

PECO, located in Portland, Oregon, designs and manufacturers highly engineered commercial aerospace interior components and systems for the aerospace industry. The company specializes in Passenger Service Units (PSUs) which incorporate air handling, emergency oxygen, electrical power management and cabin lighting systems. It also manufactures a wide range of fuel access doors that meet stringent strength, fuel sealing and anti-corrosion requirements. PECO enjoys a longstanding relationship with many aerospace customers, including The Boeing Company, for which it provides a variety of products across its line of commercial airliners.

“We believe PECO is an excellent strategic fit with Astronics. PECO is a leader in the critical equipment it designs and manufactures and has successfully established a number of positive relationships with aerospace customers. We believe that Astronics will be able to both strengthen and benefit from those solid relationships,” stated Peter J. Gundermann, President and CEO of Astronics. “We are excited to welcome the PECO team to Astronics. We expect the combination of world class capabilities from both organizations will serve to further our mutual goals.”

PECO had 2012 sales of $77.8 million and has projected 2013 sales of approximately $83 million, with adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) margins consistent with Astronics’ past performance. Excluding one-time acquisition related charges the acquisition is expected to be accretive to earnings in 2013. PECO employs approximately 240 people.

Astronics has the option to make an election under IRS code section 338(h) (10) before the end of 2013 which would provide certain tax benefits. If the election is made, Astronics will be responsible for additional costs including indemnifying the sellers for additional income taxes they incur as a result of the election.

Houlihan Lokey acted as the exclusive financial advisor to PECO.

Special Webcast and Teleconference Call

The Company will host a teleconference call and webcast on Wednesday, May 29, 2013 at 10:00 a.m. ET, during which Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the details of the acquisition. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 415597. The telephonic replay will be available from 1:00 p.m. ET on the day of the call through Wednesday, June 5, 2013. A transcript will also be posted to the Company’s Web site, once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.